EXHIBIT 2
                                                                       ---------

                                                                  EXECUTION COPY






                            ASSET PURCHASE AGREEMENT



                                  BY AND AMONG



                          INT MEDIA GROUP, INCORPORATED

                           JUPITER MEDIA METRIX, INC.

                                       AND

                          JUPITER COMMUNICATIONS, INC.



                            DATED AS OF JUNE 20, 2002

                                    ARTICLE I

                                   DEFINITIONS

     1.01     Definitions.....................................................1



                                   ARTICLE II

                                PURCHASE AND SALE

     2.01     Purchase and Sale...............................................5
     2.02     Excluded Assets.................................................5
     2.03     Assumption of Liabilities.......................................6
     2.04     Excluded Liabilities............................................6
     2.05     Assignment of Contracts and Rights..............................7
     2.06     Purchase Price; Allocation of Purchase Price....................7
     2.07     Closing.........................................................8
     2.08     Management Agreement............................................8



                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

     3.01     Organization and Qualification..................................8
     3.02     Corporate Authorization.........................................8
     3.03     Non-Contravention...............................................9
     3.04     Required Consents...............................................9
     3.05     Absence of Certain Changes......................................9
     3.06     Personal Property...............................................9
     3.07     Sufficiency of Purchased Assets; Operation of Business.........10
     3.08     Title to Purchased Assets......................................10
     3.09     Litigation.....................................................10
     3.10     Material Contracts.............................................10
     3.11     Licenses and Permits...........................................11
     3.12     Compliance with Laws...........................................11
     3.13     Receivables....................................................12
     3.14     Proprietary Rights.............................................12
     3.15     Employees; Labor Matters.......................................14
     3.16     Finder's Fees..................................................14
     3.17     Financial Statements...........................................14
     3.18     Tax Matters....................................................14
     3.19     Third Party Offer..............................................15

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     4.01     Organization and Qualification.................................15
     4.02     Corporate Authorization........................................15
     4.03     Non-Contravention..............................................15
     4.04     Finders' Fees..................................................16



                                    ARTICLE V

                            COVENANTS OF THE PARTIES

     5.01     Best Efforts; Further Assurances; Proxy Statement..............16
     5.02     Certain Filings................................................16
     5.03     Conduct of Business............................................17
     5.04     Nonsolicitation by Seller and Parent...........................17
     5.05     Nonsolicitation by Buyer.......................................17
     5.06     Covenant Not to Compete........................................17
     5.07     Name Change....................................................18
     5.08     Mail and Communications........................................18
     5.09     Informational Updates..........................................18
     5.10     Public Announcements...........................................18
     5.11     Cooperation and Records Retention..............................19
     5.12     Transfer of Domain Names.......................................19
     5.13     Use of Office Space............................................19
     5.14     Right of First Refusal.........................................20
     5.15     Termination Fee................................................20
     5.16     Post Closing Reserves..........................................21
     5.17     Assistance with Transfer of Purchased Assets...................21



                                   ARTICLE VI

                                EMPLOYEE BENEFITS

     6.01     Employees and Offers of Employment.............................21
     6.02     Distribution of 401(k) Plan Accounts...........................22



                                   ARTICLE VII

                              CONDITIONS TO CLOSING

     7.01     Conditions to the Obligations of Each Party....................22
     7.02     Conditions to the Obligations of Buyer.........................22



                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

     8.01     Survival.......................................................23
     8.02     Indemnification................................................23
     8.03     Procedures; No Waiver; Exclusivity.............................24

                                   ARTICLE IX

                                  MISCELLANEOUS

     9.01     Notices........................................................25
     9.02     Termination....................................................26
     9.03     Amendments; No Waivers.........................................27
     9.04     Expenses.......................................................27
     9.05     Successors and Assigns.........................................27
     9.06     Governing Law..................................................27
     9.07     Counterparts; Effectiveness....................................27
     9.08     Entire Agreement...............................................27
     9.09     Captions.......................................................27
     9.10     Incorporation of Exhibits and Schedules........................27





Exhibits and Schedules
----------------------

Exhibit A     Copyright Assignment Agreement
Exhibit B     Trademark Assignment Agreement
Exhibit C     Bill of Sale and General Assignment
Exhibit D     Assignment and Assumption Agreement
Exhibit E     Name Change Agreement

                            ASSET PURCHASE AGREEMENT

         ASSET PURCHASE AGREEMENT dated as of June 20, 2002, by and among INT Media Group, Incorporated, a Delaware corporation ("Buyer"), Jupiter Media Metrix, Inc., a Delaware corporation ("Parent"), and Jupiter Communications, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Seller").

                                   WITNESSETH:

         WHEREAS, Buyer desires to acquire, and Parent and Seller desire to sell, all of the assets, properties and rights of Seller and Parent, as the case may be, listed on Schedule 2.01 and relating to Seller's business, which provides business-to-business and business-to-consumer clients with strategic research and analysis relating to Internet commerce and new technologies (including, without limitation, customer contracts, personnel, research databases, intellectual property and research reports) (the "Research Business") and which provides in-person seminars, conferences and other events related to Internet commerce and new technologies (the "Events Business", and together with the Research Business, the "Business"), but excluding all other assets, properties and rights of Seller and Parent, including, without limitation, those used in connection with the Retained Business (as defined below) and not listed on Schedule 2.01, upon the terms and subject to the conditions set forth in this Agreement (the "Acquisition"); and

         WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and Seller to sell all of the assets, properties and rights relating to the Business to Buyer, upon the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.01   DEFINITIONS.
                -----------

         The following terms, as used herein, have the following meanings:

         "401(k) Plan" is defined in Section 6.02 of this Agreement.

         "Accrued Vacation Liability" means the liability as of the Closing Date of Parent or Seller, as the case may be, pursuant to their respective employment policies up to a maximum of 10 days for any and all accrued vacation of the Transferred Employees.

         "Acquisition" is defined in the first recital of the preamble to this Agreement.

         "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person.

         "Allocation Statement" is defined in Section 2.06 of this Agreement.

         "Ancillary Agreements" is defined in Section 2.07 of this Agreement.

         "Assignment and Assumption Agreement" means that certain Assignment and Assumption Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit D.

         "Assumed Liabilities" is defined in Section 2.03 of this Agreement.

         "Benefit Arrangement" means an employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for severance pay, life insurance or health care coverage (including any self-insured arrangements), flexible spending accounts or cafeteria benefit programs under Code Section 125, workers' compensation, disability benefits, dependent care benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or providing for deferred compensation, profit-sharing, cash or stock bonuses, stock options, stock appreciation rights, stock purchase or other forms of incentive compensation or post-retirement life insurance, health care or disability coverage that (i) is not an Employee Plan and (ii) is maintained or contributed to by Seller or any of its ERISA Affiliates.

         "Bill of Sale and General Assignment" means that certain Bill of Sale and General Assignment between Buyer and Seller in substantially the form attached hereto as Exhibit C.

         "Business" is defined in the first recital of the preamble to this Agreement.

         "Buyer" is defined in the preamble to this Agreement.

         "Closing" is defined in Section 2.07 of this Agreement.

         "Closing Date" means the date of the Closing.

         "COBRA" is defined in Section 2.04 of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Contracts" means all contracts, agreements, leases, licenses, commitments, sales and purchase orders and other instruments listed on Schedule
2.01 or any attachments thereto.

         "Copyright Assignment Agreement" means that certain Copyright Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit A.

         "Deposit" is defined in Section 2.06(a) of this Agreement.

         "Domain Names" is defined in Section 3.14 of this Agreement.

         "Employee Plan" means each "employee benefit plan" of Seller, as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by either Seller or any of its ERISA Affiliates, as the case may be.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414(b),
(c), (m) or (o) of the Code.

         "Events Business" is defined in the first recital of the preamble to this Agreement.

         "Excluded Assets" is defined in Section 2.02 of this Agreement.

         "Excluded Liabilities" is defined in Section 2.04 of this Agreement.

         "Indemnification Cap" is defined in Section 8.02(c) of this Agreement.

         "Indemnified Person" is defined in Section 8.03 of this Agreement.

         "Indemnifying Person" is defined in Section 8.03 of this Agreement.

         "Intellectual Property" means all of the following owned or used in the conduct of the Business or subject to any Intellectual Property Agreement in any jurisdiction worldwide: (A) trademarks, service marks, trade dress, logos, tradenames, service names and corporate names and registrations and applications for registration thereof, (B) copyrights, Internet domain names and registrations and applications for registration thereof, (C) computer software programs and applications in both source and object code form data and documentation, SUI GENERIS database rights and statistical models, (D) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(E) other proprietary rights relating to any of the foregoing (including without limitation associated goodwill and remedies against infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and (F) copies and tangible embodiments thereof.

         "Intellectual Property Agreements" means the Copyright Assignment Agreement and the Trademark Assignment Agreement.

         "IRS" means the Internal Revenue Service.

         "Letter of Understanding" means the letter of understanding between Parent and Buyer dated as of June 13, 2002.

         "License Agreement" is defined in Section 3.15(b) of this Agreement.

         "Lien" means, with respect to any asset, any mortgage, lien (including any tax lien), pledge, charge, security interest or encumbrance of any kind in respect of such asset.

         "Losses" is defined in Section 8.02 of this Agreement.

         "Management Agreement" means that certain Management Agreement dated as of June 20, 2002 by and between Buyer and Parent.

         "Name Change Agreement" is defined in Section 5.12 of this Agreement.

         "Net Current Assets" means, with respect to any Person, the total current assets of such Person minus the total current liabilities of such Person, in each case as determined in accordance with U.S. Generally Accepted Accounting Principals in effect on the date hereof.

         "Offer" is defined in Section 3.19 of this Agreement.

         "Option Period" is defined in Section 5.14 of this Agreement.

         "Parent" is defined in the preamble to this Agreement.

         "Permits" is defined in Section 3.11 of this Agreement.

         "Permitted Liens" is defined in Section 3.06 of this Agreement.

         "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Purchase Price" is defined in Section 2.06 of this Agreement.

         "Purchased Assets" is defined in Section 2.01 of this Agreement.

         "Representatives" means Parent's, Seller's or Buyer's respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates.

         "Required Consent" is defined in Section 3.04 of this Agreement.

         "Research Business" is defined in the first recital of the preamble to this Agreement.

         "Retained Business" means all of Parent's existing businesses other than the Business.

         "ROFR Notice" is defined in Section 3.19 of this Agreement.

         "ROFR Offer" is defined in Section 5.14 of this Agreement.

         "Seller" is defined in preamble to this Agreement.

         "Software Programs" is defined in Section 3.14 of this Agreement.

         "Tax" means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, and including any interest, penalties or additions to tax.

         "Termination Fee" is defined in Section 5.15 of this Agreement.

         "Third Party Offer" is defined in Section 5.14 of this Agreement.

         "Trademark Assignment Agreement" means that certain Trademark Assignment Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit B.

         "Transfer Procedure" is defined in Section 5.12 of this Agreement.

         "Transferred Employees" is defined in Section 6.01 of this Agreement. "Works" is defined in Section 3.14(f) of this Agreement.



                                   ARTICLE II

                                PURCHASE AND SALE

         2.01 PURCHASE AND SALE. On the terms and subject to the conditions of this Agreement, Seller and Parent, as the case may be, shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller and Parent, as the case may be, on the Closing Date, all right, title and interest of Seller or Parent in and to the assets, properties and rights listed on Schedule 2.01,1 wherever located (the "Purchased Assets").

         2.02 EXCLUDED ASSETS. Buyer expressly understands and agrees that all assets, properties and rights of Seller or Parent not listed on Schedule 2.01 (the "Excluded Assets") shall be excluded from the Purchased Assets, including without limitation:

                (i) those assets, properties and rights used in the Retained Business;

                (ii) all cash and cash equivalents (including all bank accounts) and marketable securities;

                (iii) all intercompany receivables;

                (iv) all corporate records (including minute books and stock ledgers), tax returns and financial records except to the extent related to the Business or Purchased Assets (other than as necessary in connection with the winding up of Seller or Parent in which case copies of such records will be provided to Buyer upon request);

                (v) any Permits which may not be transferred without the consent, novation, waiver or approval of a third person or entity and for which such consent, novation, waiver or approval has not been obtained as set forth on Schedule 2.02;

--------
1  Include telephone numbers.

                (vi) all insurance policies;

                (vii) any refunds, credits, prepayments or overpayments with respect to Taxes paid or accrued by Seller or Parent; and

                (viii) all assets of any Employee Plans and Benefit Arrangements, except as otherwise provided in Section 6.02.

         2.03 ASSUMPTION OF LIABILITIES. On the Closing Date, Buyer shall assume and agree to perform all of the obligations of Seller or Parent, as the case may be, (i) for the Accrued Vacation Liability and (ii) set forth in the Contracts (other than liabilities or obligations attributable to any failure by Seller or Parent to comply with the terms thereof), but only to the extent such obligations in clause (ii) relate to periods on or after the Closing Date (the "Assumed Liabilities").

         2.04 EXCLUDED LIABILITIES. Buyer shall not assume any liabilities other than the Assumed Liabilities (collectively, the "Excluded Liabilities"), and Seller and Parent shall retain and pay and satisfy in the ordinary course, and Buyer shall not assume, the Excluded Liabilities which shall include, but not be limited to, the following:

                (i) any obligation or liability for Tax arising from the operation of the Business prior to the Closing Date;

                (ii) any liabilities or obligations under any Employee Plans and Benefit Arrangements, other than the Accrued Vacation Liability;

                (iii) any liabilities arising prior to the Closing Date under Contracts included in the Purchased Assets;

                (iv) any liabilities or obligations for continued health care coverage for any employees or other qualified beneficiaries under Code
         Section 4980B ("COBRA") who have a qualifying COBRA event on or prior to the Closing Date;

                (v) any liabilities for pre-Closing employment liabilities, including but not limited to liabilities for or relating to severance payments, change of control payments, bonus, commissions, Title VII of the Civil Rights Act of 1964, as amended, or the Worker Adjustment and Retraining Notification Act of 1988, as amended;

                (vi) any pre-Closing or post-Closing liabilities for or relating to employees of Seller or Parent who are not Transferred Employees;

                (vii) any liability or obligation relating to an Excluded Asset;

                (viii) intercompany payables;

                (ix) any liabilities for or related to the Events Business; and

                (x) any liabilities for any action, suit, arbitration, investigation or proceeding pending against or threatened against or affecting Seller, Parent, the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official, including those set forth on Schedule 3.09 hereto, or any fact or circumstance existing prior to the Closing Date which may give rise to the same, except as otherwise provided in this Agreement.

         2.05 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer, Parent or Seller thereunder. Parent, Seller and Buyer will use their commercially reasonable efforts (but without any payment of money by Parent, Seller or Buyer) to obtain the consent of the other parties to any such Purchased Asset (other than customer contracts) or claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Parent, Seller and Buyer will cooperate in a mutually agreeable arrangement in order for Seller or Parent to provide Buyer with the same benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or subleasing to Buyer, or under which Parent or Seller would enforce for the benefit of Buyer, with Buyer assuming either Parent's or Seller's obligations, any and all rights of Parent or Seller against a third party thereto. Parent or Seller, as the case may be, will promptly pay to Buyer when received all monies received by Parent or Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Notwithstanding anything herein to the contrary, Buyer, Parent and Seller agree that neither Parent nor Seller shall be liable for the return of any deposit, prepayment or refund of any prepaid amounts under any customer contract set forth Schedule 2.01(A) in the event any customer shall seek to terminate such contract set forth Schedule 2.01(A) or otherwise request or demand a refund of all or part of any such prepaid amounts.

         2.06   PURCHASE PRICE; ALLOCATION OF PURCHASE PRICE.

                (a) The purchase price for the Purchased Assets (the "Purchase Price") shall be comprised of (i) cash in the amount of $250,000 and (ii) the assumption of the Assumed Liabilities. Seller and Parent hereby acknowledge the prior receipt from Buyer of an earnest money cash deposit in the amount of $100,000 (the "Deposit") pursuant to the Letter of Understanding, which Deposit shall be applied to the payment of the Purchase Price in accordance with Section 2.07(a).

                (b) Within 30 days following the Closing, Seller and Buyer shall jointly prepare and deliver a statement (the "Allocation Statement"), setting forth the allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets, in accordance with their relative fair market values, pursuant to Code Section 1060, and Buyer, Parent and Seller agree to report the sale and purchase of the Assets consistent with such allocation for all Tax purposes.

         2.07 CLOSING. The closing (the "Closing") of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Jupiter Media Metrix, Inc., 21 Astor Place, New York, NY 10003 at 4:00 p.m. on the first business day immediately following the date on which the conditions set forth in Article VII of this Agreement shall have been satisfied or waived, or at such other time or place as Buyer, Parent and Seller may agree (the "Closing Date"). At the Closing:

                (a) Buyer shall deliver to Seller the cash portion of the Purchase Price set forth in Section 2.06(a)(i), less the Deposit, by wire transfer of immediately available funds to the account or accounts designated by Seller to Buyer on or prior to the Closing Date;

                (b) Parent, Seller and Buyer shall enter into the Intellectual Property Agreements, an Assignment and Assumption Agreement and a Bill of Sale and General Assignment (collectively, with the Management Agreement, the "Ancillary Agreements"), and Parent and Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets; and

                (c) Seller and Buyer shall also execute and deliver all such instruments, documents and certificates as may be reasonably requested by the other party that are necessary, appropriate or desirable for the consummation at the Closing of the transactions contemplated by this Agreement.

         2.08 MANAGEMENT AGREEMENT. Concurrently with the execution and delivery of this Agreement, Parent and Buyer shall execute and deliver the Management Agreement.


                                   ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

         Parent and Seller hereby jointly and severally represent and warrant to Buyer, subject to the exceptions specifically disclosed in writing in the corresponding sections or subsections of the Seller Disclosure Schedule attached hereto and incorporated by reference herein, that:

         3.01 ORGANIZATION AND QUALIFICATION. Each of Parent and Seller has been duly organized and is validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

         3.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent and Seller of this Agreement and each of the Ancillary Agreements to which it is a party, and the consummation by Parent and Seller of the transactions contemplated hereby and thereby, are within Parent's and Seller's respective corporate powers and, other than the approval of the stockholders of Seller and Parent, have been duly authorized by all necessary corporate action on the part of Seller and Parent, as the case may be. This Agreement and each of the Ancillary Agreements to which either Parent or Seller is a party have been duly executed and delivered by Parent and Seller, as the case may be, and constitute valid and binding agreements of Seller and Parent, as the case may be, enforceable against Seller or Parent, as the case may be, in accordance with their respective terms.

         3.03 NON-CONTRAVENTION. The execution, delivery and performance by Parent and Seller of this Agreement and each of the Ancillary Agreements to which Seller or Parent is a party do not and will not (i) contravene or conflict with the corporate charter or bylaws of Parent or Seller; (ii) contravene or conflict with or constitute a violation of any provision of any law or regulation, judgment, injunction, order or decree binding upon or applicable to Parent, Seller, the Business or the Purchased Assets; or (iii) result in the creation or imposition of any Lien on any Purchased Asset, other than Permitted Liens.

         3.04 REQUIRED CONSENTS. Schedule 3.04 sets forth each Contract or Permit requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent").

         3.05 ABSENCE OF CERTAIN CHANGES. Since March 31, 2002, Seller and Parent have conducted the Business in the ordinary course consistent with past practices, and, except as set forth on Schedule 3.05 hereto:

                (a) neither Parent nor Seller has entered into any material transaction or incurred any material liability or obligation with respect to the Business or the Purchased Assets other than in the ordinary course of business, nor are they directly or indirectly liable for or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit, in banks or other financial institutions, of items for collection; and

                (b) there has not been any material adverse change in the Purchased Assets or the condition (financial or otherwise) of the Business or the Purchased Assets, ordinary wear and tear excepted.

         3.06   PERSONAL PROPERTY.

                (a) Schedule 2.01 sets forth a description of all personal property used in the Business and included in the Purchased Assets, including but not limited to machinery, equipment, furniture, spare and replacement parts, trade fixtures and fixed assets.

                (b) The equipment included in the Purchased Assets has no material defects, is in good operating condition and repair, has been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted) and is suitable for its present uses in connection with the Business.

                (c) No Purchased Asset is subject to any Lien, except for the following (collectively, the "Permitted Liens"):

                     (i) liens for taxes not yet due or being contested in good faith;

                     (ii) liens for inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of the Business; or

                     (iii) liens and imperfections of title the existence of
                which would not materially adversely affect the use of the property subject thereto.

         3.07 SUFFICIENCY OF PURCHASED ASSETS; OPERATION OF BUSINESS. The Purchased Assets, together with the rights provided under the Ancillary Agreements, constitute, and on the Closing Date will constitute, the assets, properties and rights necessary to conduct the Business as currently conducted.

         3.08 TITLE TO PURCHASED ASSETS. Upon consummation of the transactions contemplated hereby, Buyer will have acquired good and marketable title in and to, or a valid leasehold interest in, each of the Purchased Assets, free and clear of all Liens, except for Permitted Liens.

         3.09 LITIGATION. Except as set forth on Schedule 3.09 hereto, there is no action, suit, arbitration, investigation or proceeding pending against or, to the best of Seller's knowledge, threatened against or affecting the Business or any Purchased Asset before any court or arbitrator or any governmental body, agency or official.

         3.10   MATERIAL CONTRACTS.

                (a) Except for the Contracts disclosed in Schedule 3.10, Seller is not a party to or subject to any of the following agreements, contracts or commitments relating solely to the Business or necessary or useful for the operation of the Business:

                     (i) any real property lease;

                     (ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by Seller in the amount of, or pursuant to which in the last year Seller paid in the aggregate, $25,000 or more;

                     (iii) any sales, distribution or other similar agreement
                providing for the sale by Seller of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Seller, or pursuant to which in the last year either Seller or an Affiliate received in the aggregate, $25,000 or more;

                     (iv) any partnership, joint venture or other similar
                contract arrangement or agreement;

                     (v) any contract relating to indebtedness for borrowed
                money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by an asset);

                     (vi) any material license agreement, franchise agreement or agreement in respect of similar rights granted to or held by Seller;

                     (vii) any agency, dealer, sales representative or other
                similar agreement;

                     (viii) any agreement, contract or commitment that
                substantially limits the freedom of Seller to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Purchased Asset or that would so limit the freedom of Buyer after the Closing Date;

                     (ix) any agreement, contract or commitment which is or
                relates to an agreement with or for the benefit of any Affiliate of Seller;

                     (x) any agreement terminable by any party on less than 30
                days' notice; or

                     (xi) any other agreement, contract or commitment not made
                in the ordinary course of business which is material to the Business.

                (b)  Each Contract required to be disclosed pursuant to Section
3.10 is a valid and binding agreement of Seller, enforceable against the parties thereto in accordance with its terms and is in full force and effect, and Seller is not, nor to the knowledge of Seller, is any other party thereto, in default in any material respect under the terms of any such Contract, nor, to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. To the best knowledge and belief of Seller and Parent, no customer of the Business has requested the return of any deposit, prepayment or refund of any prepaid amounts under any customer contract or otherwise requested or demanded a refund of all or part of any such prepaid amounts, nor has any customer indicated in writing or otherwise that such customer might terminate its contract with Seller or Parent.

         3.11 LICENSES AND PERMITS. Seller possesses all material permits, licenses and approvals (the "Permits") necessary or used in order to carry on the Business. Schedule 3.11 hereto sets forth all Permits. Except as set forth on Schedule 3.11 hereto, the Seller is in compliance in all material respects with all Permits; there are no proceedings pending or, to the knowledge of Seller and Parent, threatened, to revoke, suspend, cancel or modify any Permit; and, except as set forth on Schedule 3.11 hereto, all such Permits may be assigned to Buyer as contemplated hereby without the consent of the issuing authority. Neither Seller nor Parent knows of any reason why Buyer will not be able promptly to obtain all Permits necessary in order to carry on, or used in, the Business.

         3.12 COMPLIANCE WITH LAWS. Seller is not in violation in any material respect of any applicable law, regulation, ordinance, order or any other requirement of any governmental body or court (including, without limitation, matters relating to securities, loans, employment and improper payments), and no notice has been received by Parent or Seller or any of their respective officers or directors alleging any such violation.

         3.13 RECEIVABLES. All accounts, notes receivable and other receivables included in the Purchased Assets are, and all accounts and notes receivable arising from or otherwise relating to the Business at the Closing Date will be, valid and genuine and arose in the ordinary course of business.

         3.14   PROPRIETARY RIGHTS.

                (a) Schedule 3.14(a) hereto contains a complete and correct list of all Intellectual Property owned or used by the Seller and Parent (other than generally available "off-the-shelf" computer software), as well as all registrations thereof and applications therefor, the owner of record, and each license and agreement relating thereto. All of Seller's and Parent's registered trademarks, trademark applications, Domain Names and registered copyrights included in the Intellectual Property is valid, subsisting and remain in good standing with all fees and filings paid as of the date hereof and is owned by the Seller and Parent free and clear of encumbrances, liens, security interests, pledges, mortgages or charges of any kind. To the knowledge of the Seller and Parent, except as set forth on Schedule 3.14(a) hereto, there is no violation by others of any right of the Seller with respect to any Intellectual Property, and the Seller is not infringing upon or violating the rights of any third party by its use of the Intellectual Property. No proceedings have been instituted or are pending or, to the knowledge of the Seller and Parent, threatened, alleging any such violation.

                (b) The Intellectual Property contains only those items and rights which are: (i) owned by Seller or Parent, as the case may be; (ii) in the public domain; or (iii) rightfully used by Seller or Parent pursuant to a valid and enforceable license or other agreement (the "Licensed Intellectual Property"), the parties, date, term and subject matter of each such license or other agreement (each, a "License Agreement") being set forth on Schedule 3.14(b). Seller or Parent, as the case may be, possesses all rights in the Intellectual Property necessary to carry out Seller's current activities, including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, except with respect to the Licensed Intellectual Property, assign and sell, the Intellectual Property. Each of the Seller and Parent are in compliance with all contractual obligations relating to the Intellectual Property and the Licensed Intellectual Property and neither Seller nor Parent, as a result of the execution and delivery of this Agreement or the performance of Seller's and Parent's obligations under this Agreement, shall be in breach of any agreement, contract or license relating to the Licensed Intellectual Property of the proprietary rights of any Person.

                (c) Schedule 3.14(c) contains a true and complete list of all software programs owned or used by Seller and Parent in the conduct of the Business, other than software programs which are readily commercially available or for which substitutes are available from more than one source (the "Software Programs"). Seller or Parent, as the case may be, owns full and unencumbered right and good and marketable title to such Software Programs that it owns, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. Seller or Parent, as the case may be, has full and unrestricted rights to use the Software Programs that it licenses, pursuant to license agreements listed in Schedule 3.14(b). Except as specifically itemized on Schedule 3.14(c), all license fees or maintenance payments related to the Software Programs are paid in full and current.

                (d) Except as set forth in Schedule 3.14(d), neither Seller nor Parent owes or will owe any royalties or other payment to third parties in respect of the Intellectual Property. All royalties or other payments that have accrued prior to the Closing Date have been paid.

                (e) To the knowledge of the Seller and Parent: (i) none of the Intellectual Property has been used, disclosed or appropriated to the detriment of Parent or Seller for the benefit of any Person other than the Seller or Parent; and (ii) no officer, director, employee, independent contractor or agent of either Parent or Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an officer, director, employee, independent contractor or agent of either Parent or Seller.

                (f) Any programs, reports, databases, modifications, enhancements, know-how, inventions, improvements, discoveries, methods or works of authorship, including software ("Works") that were created by employees of Seller and Parent in connection with the Business were made in the regular course of such employees' employment or service relationships with the Parent and Seller using the Parent's or Seller's facilities and resources and, as such, except, to the extent required by applicable law, for such Intellectual Property rights as are required to be retained or made available to such persons under applicable law, constitute works made for hire (or are owned by such employees' employer pursuant to an equivalent legal doctrine in applicable jurisdictions). Each such employee who has created, contributed to or participated in the conception and development of Works or any employee who in the regular course of his employment may create Works and all consultants, contractors, subcontractors or Persons performing work on behalf of Seller who have created, contributed to or participated in the conception and development of Works, have signed an assignment or been a party to a similar agreement with the Parent or Seller that has accorded the Seller full effective and exclusive ownership or, in the alternate, transferring and assigning to the Seller all right, title and interest in and to such Works including copyright, patent and other intellectual property rights therein.

                (g) The consummation of the transactions contemplated hereby will not alter or impair any Intellectual Property, and the Buyer will have the right to own and use the Intellectual Property following the Closing. Upon Closing, the Buyer will own all Intellectual Property, including Software Programs, (other than third party Intellectual Property and Software Programs) free and clear of all encumbrances. Schedule 3.14(g) sets forth a list of Intellectual Property and all agreements for the lease or license of Licensed Intellectual Property, including Software Programs, which require consents or other actions in order (i) for the Buyer to use and operate such Intellectual Property after the Closing Date and (ii) to consummate the transactions contemplated hereby. All items contained on Schedules 3.14(a), (b) and (c) are included on Schedule 2.01.

         3.15   EMPLOYEES; LABOR MATTERS.

                (a) Schedule 3.15(a) sets forth a true and complete list of the names, titles, Accrued Vacation Liability and annual salaries of all employees of Parent and Seller primarily engaged in the Business.

                (b) A copy or description of each material Employee Plan and Benefit Arrangement that covers any employee primarily engaged in the Business has previously been made available or furnished to Buyer.

                (c) Except as set forth on Schedule 3.15(c), (i) Seller is not a party to any union or collective bargaining agreements covering any of the employees of the Business listed on Schedule 3.15(c), (ii) Seller does not know of any activities or proceedings of any labor union to organize any such employees, and (iii) Seller does not have any employment agreements with any of such employees. Seller is in compliance with all applicable laws relating to employment and employment practices, wages, hours and terms and conditions of employment, in each case relating to employees primarily engaged in the Business, except to the extent that such non-compliance would not reasonably be expected to have, either individually or in the aggregate, a material adverse affect on the business, assets, condition (financial or otherwise) or results of operations of the Business taken as a whole.

                (d) Except as set forth on Schedule 3.15(d), the consummation of the transactions contemplated by this Agreement shall not entitle any employee listed on Schedule 3.15(a) or former employee who was primarily engaged in the Business, to severance benefits, post-employment benefits, change of control benefits, bonuses or other payment from Buyer.

         3.16 FINDER'S FEES. Except for Robertson Stephens, Inc. (whose fees shall be paid by Parent), there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Parent who might be entitled to any fee or commission from Seller or Parent or any of their Affiliates upon consummation of the transactions contemplated by this Agreement, and Seller and Parent shall jointly and severally indemnify and hold Buyer harmless with respect to any such fees and commissions which are or may become due and payable.

         3.17 FINANCIAL STATEMENTS. Seller has delivered to Buyer the profit and loss statement of the Business, dated as of May 31, 2002, set forth on
Schedule 3.17 and made a part hereof, which profit and loss statement (including any notes thereto) is correct and complete, has been prepared in conformity with generally accepted accounting principles consistently applied, presents fairly the financial position of the Business and the results of its operations at the time and for the period covered thereby, and is consistent with the books and records of Seller (which books and records are correct and complete), except as otherwise described in Schedule 3.17 hereto.

         3.18 TAX MATTERS. Except as set forth on Schedule 3.18, all Tax returns required to be filed before the Closing Date in respect of Seller and Parent have been (or will have been by the Closing Date) filed, and Seller and Parent have (or will have by the Closing Date) paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and have (or will have by the Closing
Date) adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing

Date for which tax returns have not yet been filed. All Taxes of Seller and Parent have been paid or adequately provided for and Seller and Parent know of no proposed additional tax assessment against them. In addition, (i) Seller and Parent have withheld and paid all Taxes required to be withheld with respect to amounts paid or owing to any employee, creditor, independent contractor or other third party, (ii) none of the Purchased Property is subject to any Lien, and
(iii) none of the Purchased Property is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         3.19 THIRD PARTY OFFER. Subsequent to execution of the Letter of Understanding, Parent received a bona fide offer from a third party (on terms acceptable to Parent) to purchase all of the assets comprising the Business (the "Offer") and the third party and Parent had agreed all material terms of such Offer. The offer letter from Parent to Buyer, dated June 19, 2002 (the "ROFR Notice"), was in all material respects a true, accurate and complete summary of all of the terms of the Offer, and no material terms of such Offer were misrepresented or omitted in the ROFR Notice.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to each of Seller and Parent that:

         4.01 ORGANIZATION AND QUALIFICATION. Buyer has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

         4.02 CORPORATE AUTHORIZATION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby, are within Buyer's powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement and each of the Ancillary Agreements to which Buyer is a party have been, or will be in the case of the Ancillary Agreements, duly executed and delivered by Buyer and constitute valid and binding agreements of Buyer, enforceable against Buyer in accordance with their respective terms.

         4.03 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which Buyer is a party do not and will not (i) contravene or conflict with the organizational documents or bylaws of Buyer, (ii) contravene or conflict with or constitute a violation of any provision of any material law or regulation, judgment, injunction, order or decree binding upon or applicable to Buyer; or (iii) constitute a material default under or give rise to any right of termination, cancellation or acceleration of any material right or obligation of Buyer or to a loss of any material benefit relating to Buyer's business to which Buyer is entitled under any provision of any material agreement, contract or other instrument binding upon Buyer or by which any of Buyer's assets is or may be bound.

         4.04 FINDERS' FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.


                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         The parties hereto agree that:

         5.01   BEST EFFORTS; FURTHER ASSURANCES; PROXY STATEMENT.

                (a) Subject to the terms and conditions of this Agreement and except as otherwise set forth in this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Parent, Seller and Buyer each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and to vest in Buyer title to the Purchased Assets as provided herein. In addition to and not in limitation of the foregoing, within four (4) business days after the date hereof, Parent and Seller shall file a proxy statement with the Securities and Exchange Commission seeking the approval of the stockholders of Parent of this Agreement and the transactions contemplated hereby, which proxy statement shall contain the recommendation of the Board of Directors of Parent to approve the same. Pursuant to such proxy statement, the Board shall call a special meeting of the stockholders of Parent to vote on the approval of this Agreement and the transactions contemplated hereby, and Parent shall use its best efforts to ensure that such meeting shall be held as soon as practicable but not later than 25 days after the date of mailing of such proxy statement to the stockholders of Parent.

                (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer, except as otherwise contemplated hereby, (i) to collect for the account of Buyer any items of Purchased Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Purchased Assets. Buyer shall be entitled to retain for its account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

         5.02 CERTAIN FILINGS. Parent, Seller and Buyer shall cooperate with one another and shall use all reasonable efforts and take all reasonable steps to obtain all consents (other than those consents which are required for the assignment of customer contracts), approvals, waivers or other documents from any third parties, including any governmental authorities, and make all filings, registrations and other notifications, as may be required to consummate the transactions contemplated by this Agreement and, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

         5.03 CONDUCT OF BUSINESS. From and after the date hereof until the Closing Date, Parent, Seller and Buyer shall conduct the Business in accordance with the terms of the Management Agreement.

         5.04 NONSOLICITATION BY SELLER AND PARENT. Each of Seller and Parent agrees that, for a period of three (3) years following the Closing Date, neither Seller nor Parent shall solicit or induce the employment or services of any Transferred Employee or any other employee of Buyer without the prior written consent of Buyer, other than in connection with general solicitations to the public. Notwithstanding the foregoing, if Buyer terminates the employment of any Transferred Employee, either Seller or Parent shall be permitted to solicit such terminated employee.

         5.05 NONSOLICITATION BY BUYER. Buyer agrees that, for a period of three (3) years following the Closing Date, it shall not solicit or induce the employment or services of any non-Transferred Employee employed by Seller or Parent without the prior written consent of Seller or Parent, as the case may be, other than in connection with general solicitations to the public. Notwithstanding the foregoing, if Seller or Parent terminates the employment of any non-Transferred Employee, Buyer shall be permitted to solicit such terminated employee; provided that if Buyer hires any such terminated employee within a period of 3 months after the Closing date, Buyer shall reimburse Seller or Parent, as the case may be, for any severance payment made to such employee by Seller or Parent (unless such employee is retained by Buyer during such 3 month period only as a consultant for less than 20 hours per week).

         5.06   COVENANT NOT TO COMPETE.

                (a) Each of Seller and Parent covenants and agrees that, except as permitted under this Section 5.06, for a period of three (3) years after the Closing Date, it will not, and will cause its subsidiaries not to, engage in the Business anywhere in the world; provided, however, that nothing herein shall be construed to prevent Seller or Parent or any of their respective subsidiaries from owning as a passive investor up to five percent (5%) of the equity of any Person that engages in a business that competes with the Business. It is the desire and intent of the parties that the provisions of this Section 5.06 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 5.06 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable; it is the intention of the parties that the foregoing restrictions shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render them valid and enforceable, such amendment to only apply with respect to the operation of this Section 5.06 in the jurisdiction of the court that has made the adjudication.

                (b) The parties acknowledge and agree that the restrictions contained in this Section 5.06 are a reasonable and necessary protection of the immediate interest of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller and Parent in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or Parent or any of their respective subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such person from such breach or threatened breach (without the necessity of providing the inadequacy of money damages as a remedy); provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

         5.07 NAME CHANGE. From and after the Closing Date, Seller and Parent will cease using the name and trademark "Jupiter" or any derivative thereof and thereafter will not use, permit others to use, license, or seek to register any substantially similar or confusingly similar names or trademarks or include them in any logo or design. In addition, promptly after the Closing Date, each of Seller and Parent will, and each will cause each of their subsidiaries to, either (i) dissolve or (ii) change its corporate name to a name that does not contain the word "Jupiter" or any derivative thereof or any substantially similar or confusingly similar name, and will file that name change in all state and international jurisdictions in which Seller or Parent has presently registered the name for purposes of maintaining its corporate business and doing business as a foreign corporation; and (iii) shall withdraw, abandon or cancel, as the case may be, each and every trademark registration and pending application for the trademark "Jupiter Media Metrix" in all jurisdictions worldwide in which such registrations or pending applications exist; and (iv) execute and file all documents necessary to record with the U.S. Patent and Trademark Office and all appropriate foreign or international offices or registrars, the above-referenced change of name of Parent against all trademark registrations and pending applications worldwide for which Jupiter Media Metrix, Inc. is the owner of record, and effectuate the correct chain of title so that such trademark registrations and pending applications are no longer in the name "Jupiter Media Metrix, Inc."

         5.08 MAIL AND COMMUNICATIONS. Seller and Parent will promptly remit to Buyer any mail or other communications received by Seller or Parent relating to the Business or the Purchased Assets or the Assumed Liabilities and any invoices received by Seller or Parent relating to Assumed Liabilities or payments related to the Purchased Assets or the Business which are received by Seller or Parent from and after the Closing Date. Buyer will promptly remit to Parent any mail or other communications, including, without limitation, any written inquiries and payments received by Buyer relating to the Excluded Assets or to any business or activity of Parent other than the Business, and any invoices received by Buyer relating to liabilities of Seller or Parent other than the Assumed Liabilities which are received by Buyer from and after the Closing Date.

         5.09 INFORMATIONAL UPDATES. Buyer agrees that it shall provide Parent and Seller with such information and take such other action, as may reasonably be requested by Parent or Seller from time to time, in connection with Parent's reporting obligations to any governmental authority.

         5.10 PUBLIC ANNOUNCEMENTS. The initial press releases concerning the transactions contemplated hereby shall be separate press releases by Buyer and Seller and/or Parent, each of which shall be approved by the parties to this Agreement and shall be disseminated at such time and in such manner as the parties shall mutually agree unless otherwise required by applicable law.

         5.11   COOPERATION AND RECORDS RETENTION.

                (a) Seller, Parent and Buyer shall (i) each provide the other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax returns, or in connection with any audit or other examination by any taxing authority or any judicial or administrative proceedings relating to liability for Taxes, any financial audits or securities filings, (ii) each retain and provide the other with any records or other information which may be relevant to any such Tax return, audit or examination, proceeding or determination, or securities filing and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return or in any securities filing of the other for any period. Without limiting the generality of the foregoing, Seller, Parent and Buyer shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax returns, supporting work schedules and other records or information which may be relevant to such Tax returns for all tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Buyer shall keep the original copies of the records and, at Seller's expense, shall provide copies of the records to Seller upon Seller's request.

                (b) Upon the written request of Buyer, Parent and Seller shall provide management representation letters to Buyer's accountants relating to the Business for such periods ending on or prior to the Closing Date as may be requested.

         5.12 TRANSFER OF DOMAIN NAMES. Promptly after the Closing Date, Seller and Parent shall transfer the Domain Names to Buyer in accordance with the domain name transfer procedure of NSI located at the URL http://www.netsol.com which includes completing and executing the Registrant Name Change Agreement currently located at http://www.netsol.com/en_US/makechanges/rnca/agreement.html, a copy of which is attached hereto as Exhibit E (the "Name Change Agreement"), or complying with such other requirements of NSI or other registrar of the Domain Names (the "Transfer Procedure"). Seller and Parent hereby agree that, for no additional consideration, Seller and Parent will execute any and all documents that may be necessary to perfect Buyer's rights in and to the Domain Names, including but not limited to responding to confirmation e-mails or such other documents as are necessary to effect the formal transfer of the Domain Names to Buyer in accordance with the Transfer Procedure. At any time, and from time to time after the Closing Date, Seller and Parent shall, upon Buyer's written request, take any and all steps reasonably necessary to execute, acknowledge and deliver to Buyer any and all further instruments and assurances necessary in order to vest the aforesaid rights in Buyer.

         5.13 USE OF OFFICE SPACE. From and after the date hereof until August 11, 2002 (or, in the case of the London facilities only, upon 2 days' prior written notice to the Buyer), Parent and Seller shall, at their sole cost and expense, provide at no cost to Buyer use of the office space of the Seller and Parent located in New York, San Francisco and London for the Transferred Employees in substantially the same manner, including without limitation the amount of square footage and the use of machines, equipment and the like, as is currently provided for use by such employees.

         5.14 RIGHT OF FIRST REFUSAL. Prior to the Closing Date, Seller and Parent shall not solicit offers from any third party for the sale of the Business or the Purchased Assets. If any third party shall offer to purchase from Seller or Parent all or a portion of the Business or the Purchased Assets prior to the Closing Date (a "Third Party Offer"), then Parent shall deliver to Buyer written notice of each such Third Party Offer within 1 business day of its receipt thereof, which notice shall contain a complete and accurate description of all of the material terms of such Third Party Offer, including the identity of such third party, and shall include a copy of any written correspondence from such third-party to Seller or Parent pertaining to such offer. Seller and Parent shall not sell (or agree to sell) or otherwise transfer (or agree to transfer) all or any portion of the Purchased Assets or the Business to any third party unless, prior to each such proposed sale or transfer, (a) Seller shall have offered to sell the Purchased Assets to Buyer in writing on substantially the same terms and conditions of the applicable Third Party Offer (the "ROFR Offer") and (b) such ROFR Offer shall not have been accepted by Buyer within three (3) business days of Buyer's receipt of the ROFR Offer (the "Option Period"). Upon the delivery to Buyer of any ROFR Offer required by this Section 5.14, Parent and Seller shall not communicate further, directly or indirectly, with any such third party until the earlier of (i) Buyer's indication in writing of its intention not to accept the ROFR Offer and (ii) the expiration of the Option Period. If Buyer shall have accepted the ROFR Offer within the Option Period, then (x) Buyer, Seller and Parent shall use their best efforts to promptly document the ROFR Offer in final definitive documentation within five (5) business days and to promptly close the transactions contemplated thereby and
(y) Seller and Parent shall not thereafter sell (or agree to sell) or otherwise transfer (or agree to transfer) all or any portion of the Purchased Assets or the Business to such third party and shall refrain from any discussions with such third party with respect to the same.

         5.15 TERMINATION FEE. Parent and Seller shall pay a termination fee (the "Termination Fee") to Buyer in the amount of $250,000 if (i) the Purchased Assets are sold or otherwise transferred to a third party by Seller, or Seller or Parent enters into an agreement for the same, prior to the Closing Date (regardless of whether Parent and/or Seller has complied with, or Buyer has executed its rights under, Section 5.14 of this Agreement), (ii) Parent or Seller files for voluntary or involuntary bankruptcy protection or liquidates Parent, Seller or the Purchased Assets or (iii) Parent fails to obtain stockholder approval for the transactions contemplated by this Agreement prior to August 11, 2002 (or, if the Securities and Exchange Commission shall have communicated substantive comments on the proxy statement filed by the Seller in connection with the transactions contemplated by this Agreement, September 30,
2002). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated by Buyer and shall be due and payable, in the case of the preceding clauses (i) and (ii) above, within 24 hours of consummating such third party sale, bankruptcy filing or liquidation, as the case may be, and in the case of clause (iii) above, on October 1, 2002. Such obligation to pay a termination fee shall be a joint and several obligation of Parent and Seller.

         5.16 POST CLOSING RESERVES. For a period of 12 months after the Closing Date, Parent and Seller shall together maintain at all times Net Current Assets equal to or in excess of the Indemnification Cap.

         5.17 ASSISTANCE WITH TRANSFER OF PURCHASED ASSETS. For a period of 30 days from and after the Closing Date, Seller and Parent shall continue to assist the Buyer with the transfer of the Purchased Assets by, among other things, continuing to perform as may be required the operations set forth in Sections 1.1(d) through (m), inclusive, of the Management Agreement.



                                   ARTICLE VI

                                EMPLOYEE BENEFITS

         6.01   EMPLOYEES AND OFFERS OF EMPLOYMENT.

                (a) Prior to the Closing Date, but effective as of the Closing, Buyer shall make offers of employment to the employees listed on Schedule 3.15(a) (each such person, upon accepting an offer of employment from Buyer, a "Transferred Employee"). Each such offer shall include (i) base salary or base wages similar to that in effect for each of them immediately prior to the Closing Date as modified to be consistent with Buyer's employment policies and practices for similarly situated employees of Buyer and (ii) employee benefits (other than as set forth in clause (i)) which are the same as those provided to similarly situated employees of Buyer and its Affiliates. Nothing in this Agreement shall limit the right of Buyer to terminate the employment of any Transferred Employee following the Closing Date.

                (b) As of the Closing Date, all Transferred Employees shall cease active participation in all Employee Plans and Benefit Arrangements. As of the first day following the Closing Date, all Transferred Employees shall be permitted to participate in the plans, programs and arrangements of Buyer and its Affiliates relating to compensation and employee benefits (each, a "Buyer Plan") on the same terms as similarly situated employees of Buyer and its Affiliates.

                (c) To the extent that any Buyer Plan becomes applicable to any Transferred Employee, Buyer shall grant, or cause to be granted, to such Transferred Employee credit for such Transferred Employee's service with the Business (and any predecessor business of the Business) for the purpose of determining eligibility to participate in and nonforfeitability of benefits under such Buyer Plan and for purposes of benefit accrual under any Buyer Plan which provides vacation or severance benefits.

                (d) To the extent that any Buyer Plan that provides medical, dental, health or other, similar benefits becomes applicable to any Transferred Employee, Buyer shall, if and to the extent permitted by such Buyer Plan, waive, or cause to be waived, any waiting periods, pre-existing condition exclusions and actively-at-work requirements to the extent met under the applicable Employee Plan or Benefit Arrangement as of the Closing and, as to the plan year in which the Closing Date occurs, shall provide that any expenses incurred under the applicable Employee Plan or Benefit Arrangement on or before the date such Buyer Plan became applicable to such Transferred Employee or such Transferred Employee's covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions under the such Buyer Plan.

         6.02 DISTRIBUTION OF 401(K) PLAN ACCOUNTS. Seller agrees that pursuant to Code Section 401(k)(2), the Acquisition will result in, and constitute, a distribution event for Transferred Employees who participate in the 401(k) plan(s) maintained by Seller or any ERISA Affiliate (the "401(k) Plan"). Seller further agrees that as soon as administratively feasible following the Closing Date, Transferred Employees who participate in the 401(k) Plan shall be provided the opportunity to take a distribution from the 401(k) Plan.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of Buyer, Parent and Seller to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions:

                (a) Buyer, Parent, Seller and any other parties thereto shall have executed and delivered to the other this Agreement and each of the Ancillary Agreements.

                (b) Seller and Parent shall have received all Required Consents (other than those consents which are required for the assignment of customer contracts and the eRewards and Market Research.com customer contracts set forth on Schedule 2.01 hereto) and all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been withdrawn.

                (c) Each party shall have received such closing documents as it may reasonably request, all in form and substance reasonably satisfactory to such requesting party.

                (d) Parent shall have obtained the approval of the holders of the number of outstanding shares of capital stock of Parent as may be required to authorize this Agreement and the transactions contemplated hereby.

         7.02 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions:

                (a) Seller and Parent shall have performed in all material respects all obligations required under this Agreement to be performed by them on or before the Closing Date, and the Buyer shall have received from each of Seller and Parent a certificate dated the Closing Date and signed by the President or the Chief Executive Officer of each of Seller and Parent to that effect.

                (b) Parent and Seller shall have executed and delivered the Ancillary Agreements to which they are a party.

                (c) Parent shall have performed in all material respects all obligations required to have been performed under the Management Agreement.


                                  ARTICLE VIII

                            SURVIVAL; INDEMNIFICATION

         8.01 SURVIVAL. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until twenty four (24) months after the Closing Date or (i) in the case of Sections 5.04, 5.05 and 5.06 (Non-solicitation and Non-compete) for the periods set forth therein; (ii) in the case of Section 2.06(b), indefinitely and (iii) in the case of the covenants, agreements, representations and warranties contained in Article VI, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Sections 8.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

         8.02   INDEMNIFICATION.

                (a) Parent and Seller hereby, jointly and severally, indemnify Buyer and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by any of them arising out of:

                     (i) any misrepresentation or breach of representation and
                warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement or the Ancillary Agreements; and

                     (ii) the failure of Parent or Seller to assume full
                responsibility for any Excluded Liability or any obligation or liability of the Business relating to the Excluded Assets and failure to pay and discharge when due any Excluded Liability or obligation or liability of the Business relating to the Excluded Assets, or any claim or cause of action by any party against such indemnities with respect to any Excluded Liability or Excluded Asset.

                (b) Buyer hereby indemnifies Seller and its Affiliates and its officers, directors, employees and agents against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by such parties arising out of:

                     (i) any misrepresentation or breach of representation and
                warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement or the Ancillary Agreements; and

                     (ii) the failure of Buyer to assume full responsibility for any Assumed Liability or any obligation or liability of the Business relating to the Purchased Assets and failure to pay and discharge when due any Assumed Liability, or any claim or cause of action by any party against such indemnities with respect to the Assumed Liability.

                (c) Notwithstanding anything in this Agreement to the contrary, Seller shall not be liable under Section 8.02(a)(i) for any misrepresentation or breach of representation or warranty unless and until the aggregate Losses (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained in any provision of this Agreement) to the Indemnified Persons incurred or suffered by them resulting from, relating to or constituting any misrepresentation or breach of warranty contained in this Agreement or the Ancillary Agreements exceed $25,000, at which time the Buyer may claim indemnification for any and all Losses incurred, subject to the last sentence of this Section 8.02(c). Except with respect to claims based on fraud, the indemnification obligations for all Losses resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Seller or Buyer, as applicable, shall be limited to an aggregate amount of $500,000 (the "Indemnification Cap").

                (d) The indemnification obligations of the parties set forth in this Article VIII shall constitute the sole and exclusive remedy of the parties for the recovery of money damages with respect to any and all matters arising out of this Agreement.


         8.03   PROCEDURES; NO WAIVER; EXCLUSIVITY.

                (a) All claims for indemnification by an Indemnified Person pursuant to this Article VIII shall be made in accordance with the provisions of this Section 8.03.

                (b) A party entitled to indemnification under this Article VIII (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VIII may be sought; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article VIII except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified

Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).



                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 NOTICES. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer, to:

                INT Media Group, Incorporated
                23 Old Kings Highway South
                Darien, CT  06820
                Attn: Mitchell S. Eisenberg
                Facsimile No.: (203) 655-4686

                with a copy to:

                Willkie Farr & Gallagher
                787 Seventh Avenue
                New York, NY 10019
                Attn: Jeffrey R. Poss
                Facsimile No.: (212) 728-8111

         if to Parent or Seller, to:

                Jupiter Media Metrix, Inc.
                21 Astor Place, 6th Floor
                New York, NY 10003
                Attn: Chief Executive Officer
                Facsimile No.: 917-534-6800

         9.02   TERMINATION.

                (a) This Agreement and the transactions contemplated hereby may be terminated prior to Closing:

                     (i) by mutual written consent of the Seller and the Buyer;
                or

                     (ii) by Buyer by giving written notice to the Seller at any time prior to the Closing (A) in the event Parent or Seller has breached any covenant contained in this Agreement in any material respect, Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 15 calendar days after the notice of breach (or, if less, that date which is 15 calendar days prior to the Closing Date), (B) if the Closing shall not have occurred on or before August 11, 2002 (or, if the Securities and Exchange Commission shall have communicated substantive comments on the proxy statement filed by the Seller in connection with the transactions contemplated by this Agreement, September 30, 2002) unless extended by written agreement of the parties, by reason of the failure of any condition precedent under 7.01 or 7.02 hereof (unless the failure results primarily from the Buyer itself breaching any covenant contained in this Agreement), or (C) upon the voluntary or involuntary filing for bankruptcy protection by Parent or Seller or the liquidation of Parent, Seller or the Purchased Assets unless, in the case of an involuntary bankruptcy, such proceeding is dismissed within 30 days of such filing; or

                     (iii) by the Seller by giving written notice to Buyer at
                any time prior to the Closing (A) in the event Buyer has breached any covenant contained in this Agreement in any material respect, the Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 15 calendar days after the notice of breach (or, if less, that date which is 15 calendar days prior to the Closing Date), or (B) if the Closing shall not have occurred on or before August 11, 2002 (or, if the Securities and Exchange Commission shall have communicated substantive comments on the proxy statement filed by the Seller in connection with the transactions contemplated by this Agreement, September 30, 2002) unless extended by written agreement of the Parties, by reason of the failure of any condition precedent under Section 7.01 hereof (unless the failure results primarily from the Seller itself breaching any covenant contained in this Agreement).

                (b) In the event of any termination of this Agreement prior to the Closing Date, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer, Parent and the Seller, except that (a) Section 5.15 and Articles VIII and IX of this Agreement shall remain in full force and effect and (b) termination shall not preclude either party from suing the other party for breach of this Agreement.

                (c) Upon a termination of this Agreement prior to the Closing Date pursuant to Section 9.02(a)(iii)(A), Seller shall be entitled to keep the Deposit unless (i) the Purchased Assets are subsequently sold to a third party or parties on substantially similar or superior terms as those set forth in this Agreement or (ii) Parent or Seller file, or cause a filing, for bankruptcy protection or liquidate, or cause the liquidation of, Parent, Seller or the Purchased Assets. In any case other than the foregoing, Seller shall return the Deposit to Buyer promptly upon the termination of this Agreement.

         9.03   AMENDMENTS; NO WAIVERS.

                (a) Any provisions of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer, Parent and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                (b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         9.04 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer shall pay all sales and transfer taxes and domain name transfer expenses imposed by the registrar of such domain names that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets and shall timely prepare and file all tax returns related thereto.

         9.05 SUCCESSORS AND ASSIGNS. Except as otherwise provided in this Agreement, no party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         9.06 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to the conflicts of law rules of such state.

         9.07 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

         9.08 ENTIRE AGREEMENT. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. None of this Agreement, the Ancillary Agreements or the Confidentiality Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         9.09 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         9.10 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are incorporated herein and made a part hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                           JUPITER MEDIA METRIX, INC.


                                           By:
                                               --------------------------
                                               Name:
                                               Title:


                                           JUPITER COMMUNICATIONS, INC.


                                           By:
                                               --------------------------
                                               Name:
                                               Title:


                                           INT MEDIA GROUP, INCORPORATED


                                           By:
                                               --------------------------
                                               Name:
                                               Title: